Exhibit 99.1

Earnings Release

Contact:

Cornell Stamoran

(732) 537 6408

cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2008 FOURTH QUARTER AND FISCAL YEAR RESULTS

Somerset, NJ – September 26, 2008 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industry, announced its financial results for its fourth quarter and fiscal year ended June 30, 2008. Catalent recognized net revenue of $472.7 million and an operating loss from continuing operations of ($366.5) million for the quarter then ended, after giving effect to $357.2 million in goodwill and other non-cash asset impairments. Operating loss from continuing operations and Adjusted EBITDA as detailed in the attached schedules for the fiscal year ended June 30, 2008 were ($515.0) million and $346.0 million, respectively. EBITDA and Adjusted EBITDA are defined below under “Non-GAAP Financial Matters.”

The financial results disclosed in this earnings release reflect the previously announced restatement of the Company’s financial results as of and for the three and nine months ended March 31, 2008. A full description of the restatement, which pertains to reporting of non-cash, unrealized foreign exchange transaction losses related to the Company’s Euro-denominated long-term debt, is more fully described in the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2008 and will be reflected in the Form 10-Q/A which will be filed by the Company on September 29, 2008.

Catalent’s Interim President and Chief Executive Officer, George Fotiades, said, “Our first full fiscal year as a stand-alone company has been successful in most respects. Due to the global nature of Catalent’s business, our results benefited from the weakening dollar. Excluding the impact of foreign exchange, the Company realized revenue and EBITDA growth in the higher-margin proprietary offerings within our Oral Technologies segment, as well as revenue growth and significantly enhanced profitability within our Sterile Technologies segment. Our Packaging Services segment recorded fourth quarter results below prior year, due largely to lower volumes in the North American market. As disclosed previously, we anticipated this result and have initiated, and will continue to implement, action plans to increase revenue and profitability in this segment. Catalent continues to be well-positioned to benefit from what we believe will be continued growth in outsourcing within the pharmaceutical, biotech and consumer health industries.”

Matthew Walsh, Catalent’s Chief Financial Officer stated, “During the second half of fiscal year 2008, we recognized a substantial amount of non-cash charges principally related to goodwill and other asset impairments and the impact of unrealized foreign exchange losses. The possibility that such non-cash items of this type could occur was considered in Catalent’s initial capital structuring and, as a result, such non-cash items are excluded in the computation of Adjusted EBITDA. Fiscal year 2008 Adjusted EBITDA of $346.0 million has improved modestly over the $342.7 figure for the twelve months ended March 31, 2008. We have substantially maintained the significant improvement in cash-cycle working capital realized earlier in the year, with a reduction of over $31 million achieved, net of foreign currency exchange rate impact, as of 2008 fiscal year-end. Liquidity remains sound with no outstanding borrowings under our $350 million revolving credit facility as of June 30, 2008.”

The definition of Adjusted EBITDA, which excludes costs related to the separation of Catalent from Cardinal Health, Inc. and costs related to The Blackstone Group’s acquisition of Catalent, among other items, and a reconciliation of Adjusted EBITDA to GAAP results are included in this earnings release.

Results of Operations – Fourth Fiscal Quarter Ended June 30, 2008

Net revenue for the quarter ended June 30, 2008 was $472.7 million, an increase of $21.9 million, or 4.9%, compared to $450.8 million in the same period for 2007. The increase was primarily due to the effect of the weaker U.S. dollar, which favorably impacted our revenue growth by approximately six percentage points, or $27.5 million. Excluding the impact of foreign exchange rates, net revenue decreased by $5.6 million, or 1.2%, primarily due to lower North American volumes in printed components and commercial packaging within our Packaging Services segment. Excluding the impact of foreign exchange translation, revenues in our Packaging Services segment declined by $21.3 million, or 15.5%, relative to the same period of 2007. Revenues from the Sterile Technologies segment grew by 14.1% excluding foreign exchange rate impact, due to broad based volume strength across substantially all sterile offerings, including our blow-fill-seal business. Oral Technologies’ growth of $10.5 million, or 4.1% excluding foreign exchange, was led by Zydis® and our other controlled release technologies.

Gross margin of $138.4 million increased by 54.8% or $49.0 million compared to the same period for 2007. Fourth quarter of 2007 gross margins were negatively impacted by $31.4 million from increases in inventory and property, plant and equipment as a result of the acquisition of our Predecessor by affiliates of Blackstone (the “Acquisition”). The weaker U.S. dollar favorably impacted our gross margin in the fourth quarter of 2008 by approximately nine percentage points. Depreciation and amortization expenses adjustments related to the Acquisition contributed approximately $4.4 million to gross margins in the fourth quarter of 2008.

Selling, general and administrative expenses of $89.8 million in the fourth quarter of fiscal 2008 decreased by approximately 7.0%, or $6.8 million compared to the same period for 2007. The weaker U.S. dollar increased our selling, general and administrative expenses by $4.9 million compared to the same period of the prior year. The fourth quarter of fiscal year 2007 contained $16.2 million of additional SFAS 123(R) stock-based compensation expense resulting from the accelerated vesting of Predecessor equity programs. Excluding the impact of foreign exchange rates and adjusting for the additional equity compensation in the fourth quarter of fiscal 2007, selling, general and administrative expenses increased by $4.5 million reflecting increased staffing associated with Catalent’s transition into a stand-alone company.

During the fourth quarter of 2008 we completed our required annual goodwill impairment assessment under SFAS 142. This analysis was comprised of estimating the fair values of each of the Company’s reporting units by using the expected present value of future cash flows and other market factors and then comparing those fair values to their related carrying amounts. This evaluation resulted in a goodwill impairment charge of $239 million within the Packaging Services segment due to the implied fair value being less than the carrying value of its goodwill. Using the goodwill impairment as an indicator of possible impairment of other assets, we completed the required review of other definite lived tangible and intangible assets under SFAS 144 within the Packaging Services segment for recoverability which resulted in additional non-cash impairment charges totaling $49.0 million within this segment. In addition, during the fourth quarter we made a determination that certain other tangible and intangible assets within the Sterile Technologies and Oral Technologies segments had become impaired, which resulted in additional non-cash impairments to fixed assets and intangible assets totaling $69.2 million. The majority of this impairment pertained to the North Raleigh facility (see the ‘North Raleigh’ section of this earnings release).

EBITDA from continuing operations for the quarter ended June 30, 2008 was a loss of ($271.4) million, a decrease of $163.7 million from the same period for 2007. The most significant contributor to this variance was the $357.2 million in goodwill and other asset impairments, the majority of which were related to our Packaging Services segment. Within our operating segments, Segment EBITDA in Packaging Services declined $21.0 million excluding the impact of foreign exchange rates, or 70%, due primarily to lower North American volumes in printed components and commercial packaging. This decline was partially offset by increased Segment EBITDA in Oral Technologies, which increased $7.5 million, or 12.2% exclusive of foreign exchange rate impact, led by continued strength in Zydis® and controlled release technologies. Excluding the impact of foreign currency rates, Segment EBITDA in Sterile Technologies was flat year over year, with operating efficiency gains in our blow-fill-seal business substantially offset by higher operating costs at our North Raleigh facility. Excluding North Raleigh, Segment EBITDA within Sterile Technologies grew by approximately $6.3 million, or 75%, over the comparable period of the prior year. The 2007 period reflected approximately $167 million of expenses primarily related to in-process R&D (“IPR&D”) and inventory costs associated with the Acquisition of our Predecessor by affiliates of Blackstone.

Results of Operations – Fiscal Year Ended June 30, 2008

Net revenue of $1,828.0 million increased 7.3%, or $124.3 million, compared to fiscal year 2007. The weaker U.S. dollar favorably impacted our revenue growth by approximately six percentage points, or $98.2 million. Excluding the impact of foreign exchange rates, net revenue increased by $26.1 million, or 1.5%, primarily due to increased volumes and throughput within our Sterile Technologies segment, including our new sterile facility in Belgium and our blow-fill-seal business, and also within Oral Technologies, largely attributable to our Zydis® and modified release technologies.

Gross margin of $462.2 million for fiscal year 2008 increased by 16.9%, or $66.7 million compared to the prior fiscal year. The gross margin for fiscal 2008 included an inventory charge and other adjustments of approximately $11.0 million, approximately $10.0 million of which was non-cash, within our Oral Technologies segment. Excluding these inventory and other adjustments, gross margin increased by 19.6%, or $77.7 million, primarily due to increased revenues and improved utilization within our Sterile Technologies segment as well as strong volume in the higher margin Zydis® and modified release technologies within our Oral Technologies segment. The weaker U.S. dollar favorably impacted our gross margin by approximately six percentage points, or $25.3 million.

Selling, general and administrative expenses of $328.4 million increased by approximately 5.7%, or $17.6 million, compared to the prior fiscal year. The increase was attributable to additional depreciation and amortization expense of approximately $30.1 million associated with the intangibles recorded in connection with the Acquisition and the increase in the value of property, plant and equipment recorded as part of the Acquisition. In addition, the weaker U.S. dollar increased our selling, general and administrative expenses by approximately $13 million compared to the prior fiscal year. These expenses were offset by SFAS 123(R) stock-based compensation expenses, which decreased by $28.0 million compared to the prior fiscal year when there was an acceleration of vesting of Predecessor equity programs. Excluding the fair value adjustments, the impact of foreign exchange rates and the lower level of equity-based compensation, selling, general and administrative expenses increased by $2.6 million, or less than 1%.

Fiscal year 2008 results reflected the $357.2 million of non-cash goodwill and asset impairments recorded during the fourth quarter as described above. In addition, the Company recorded $159.5 million of non-cash, unrealized foreign exchange transaction losses primarily related to our Euro-denominated long-term debt and inter-company debt denominated in currencies other than the U.S. dollar.

EBITDA from continuing operations for the fiscal year ended June 30, 2008 was a loss of ($233.6) million, a decrease of $268.6 million as compared to the prior fiscal year. This variance reflected the non-cash charges related to goodwill and asset impairments and unrealized foreign exchange losses described above. Fiscal 2007 was a partial fiscal year for the stand-alone Company and one in which approximately $167 million IPR&D related expenses were recorded. Within the operating segments, year over year improvements in performance within our Oral Technologies and Sterile Technologies segments were substantially offset by the decline in our Packaging Services segment. Within Oral Technologies, fiscal year 2008 Segment EBITDA of $236.3 million grew by $17.6 million, or 8.0%, as compared to the prior year primarily due to the impact of foreign exchange rates. Excluding the impact of foreign exchange rates, Segment EBITDA in Oral Technologies improved by $3.5 million, or 1.5% primarily attributable to the growth in Zydis and modified release technologies. Within Sterile Technologies, fiscal year 2008 Segment EBITDA of $25.7 million grew by $21.0 million, exclusive of foreign exchange rate impact, as a result of performance across substantially all capabilities led by our new injectables facility in Brussels and our blow-fill-seal business. Within Packaging Services, Segment EBITDA of $61.9 million declined by $20.0 million, or 24.4%. Excluding foreign exchange rate impact, Segment EBITDA in Packaging Services declined by $23.4 million, or 28.6%, principally due to lower volumes in our North American printed components and packaging facilities realized largely in the latter half of the 2008 fiscal year.

North Raleigh Site – Exploration of Strategic Alternatives

As previously announced in the Company’s Current Report on Form 8-K filed with the SEC on September 22, 2008, in the context of the Company’s strategic plan for the Sterile Technologies segment, we have decided to consider strategic alternatives with respect to the North Raleigh, North Carolina facility, including a possible sale of the business or assets of the facility. This decision results from an overall strategic review in which the Company’s management determined that the business at the facility is not expected to achieve the Company’s growth and profitability objectives. The Company will continue to meet its commitments to the facility’s current customers and regulators. For financial reporting purposes, the Company intends to classify the operations of the facility within discontinued operations when all relevant requirements have been met.

The Acquisition

On April 10, 2007, an entity controlled by affiliates of The Blackstone Group acquired from Cardinal Health, Inc. (“Cardinal”) certain businesses of the Pharmaceutical Technologies and Services segment of Cardinal (the “Predecessor”), which now constitute the Company, for an aggregate purchase price of approximately $3.3 billion. In connection with the Acquisition, Catalent entered into a senior secured credit facility, consisting of an approximate $1.4 billion aggregate principal term loan, a $350.0 million revolving credit facility and issued $565.0 million of 9 1/2%/ 10 1/4% Senior PIK-Election Notes due 2015 and EUR 225.0 million of 9 3/4% Euro-denominated ($300.3 million dollar equivalent) Senior Subordinated Notes due 2017.

Basis of Presentation

The unaudited condensed financial statements as of and for the quarter and year ended June 30, 2008, present the consolidated financial position, results of operations and cash flows of Catalent (the “Successor”) as a stand-alone entity.

The unaudited condensed financial statements as of and for the three and twelve months ended June 30, 2007 present the consolidated financial position, results of operations and cash flows of the Successor as a stand-alone entity and the combined financial position, results of operations and cash flows of the Acquired Businesses when operated as part of the Pharmaceutical

Technologies and Services (“PTS”) segment of Cardinal (hereinafter, the “Predecessor”), including adjustments, allocations and related party transactions and have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Predecessor’s unaudited financial statements were derived from the consolidated financial statements of Cardinal using the historical results of operations and the historical basis of assets and liabilities of the Predecessor. The Predecessor unaudited condensed financial statements presented may not be indicative of the results that would have been achieved had the Predecessor operated as a separate, stand-alone entity.

Non-GAAP Financial Matters

In addition to disclosing financial results that are determined in accordance with US GAAP, Catalent discloses EBITDA and Adjusted EBITDA, which are non-GAAP measures. You should not consider EBITDA or Adjusted EBITDA as an alternative to operating or net earnings, determined in accordance with US GAAP, as an indicator of Catalent’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with US GAAP, as an indicator of cash flows, or as a measure of liquidity. EBITDA is calculated by the sum of earnings before interest, taxes, depreciation and amortization.

The Company’s credit facilities and the indentures governing the outstanding notes have certain covenants that use ratios utilizing a measure referred to as Adjusted EBITDA. The supplementary adjustments to EBITDA to derive Adjusted EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings that may be made with the SEC than as presented in this release, or not be presented at all. The most directly comparable US GAAP measure to EBITDA and Adjusted EBITDA is net earnings (loss). Included in this release is a reconciliation of net earnings (loss) to EBITDA and to Adjusted EBITDA.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate”, “intend”, “estimate”, “plan”, “project”, “foresee”, “likely”, “may”, “will”, “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our prospectus dated March 6, 2008, filed with the Securities and Exchange Commission on March 6, 2008. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward- looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on September 26, 2008 beginning at 10:00 a.m. (EDT) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript will also be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 9,500 people at more than 30 facilities worldwide and generates more than $1.8 billion in annual revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Condensed Statements of Earnings

(unaudited, in millions)

	Successor		Predecessor	Combined
(in millions)	Quarter Ended June 30, 2008	April 10, 2007 to June 30, 2007	April 1, 2007 to April 9, 2007	Quarter Ended June 30, 2007	Increase /(Decrease)
					$	%
Net revenue	$472.7	$423.5	$27.3	$450.8	$21.9	4.9%
Cost of products sold	334.3	333.0	28.4	361.4	(27.1)	-7.5%

Gross margin	138.4	90.5	(1.1)	89.4	49.0	54.8%
Selling, general and administrative expenses	89.8	75.5	21.1	96.6	(6.8)	-7.0%
Impairment charges and (gain)/loss on sale of assets	357.2	(0.2)	—	(0.2)	357.4	N.M.
In-process research and development	—	112.4	1.2	113.6	(113.6)	N.M.
Restructuring and other special items	3.0	25.5	0.2	25.7	(22.7)	-88.3%

Operating earnings	(311.6)	(122.7)	(23.6)	(146.3)	(165.3)	N.M.
Interest expense, net	48.2	44.1	1.2	45.3	2.9	6.4%
Other expense, net	(5.6)	0.7	(0.8)	(0.1)	(5.5)	N.M.

(Loss)/earnings from continuing operations before income taxes and minority interest	(354.2)	(167.5)	(24.0)	(191.5)	(162.7)	84.9%
Income tax (benefit)/expense	10.3	(21.2)	(9.8)	(31.0)	41.3	N.M.
Minority interest expense, net of tax	2.0	0.7	0.4	1.1	0.9	81.8%

(Loss)/earnings from continuing operations	(366.5)	(147.0)	(14.6)	(161.6)	(204.9)	N.M.
Loss from discontinued operations, net of tax	(21.6)	(3.3)	(1.9)	(5.2)	(16.4)	N.M.

Net (loss)/earnings	$(388.1)	$(150.3)	$(16.5)	$(166.8)	$(221.3)	N.M.

N.M. - percentage not meaningful.

Catalent Pharma Solutions Selected Segment Financial Data (unaudited, in millions)
	Successor		Predecessor	Combined
(in millions)	Quarter Ended June 30, 2008	April 10, 2007 to June 30, 2007	April 1, 2007 to April 9, 2007	Quarter Ended June 30, 2007	Increase /(Decrease)
					$	%
Oral Technologies
Net revenue	$285.4	$239.1	$16.3	$255.4	30.0	11.7%
Segment EBITDA	73.9	45.7	16.1	61.8	12.1	19.6%

Sterile Technologies
Net revenue	79.7	64.3	3.0	67.3	12.4	18.4%
Segment EBITDA	8.7	5.2	3.2	8.4	0.3	N.M.

Packaging Services
Net revenue	120.6	129.1	8.5	137.6	(17.0)	-12.4%
Segment EBITDA	10.0	18.8	11.4	30.2	(20.2)	-66.9%

Inter-segment revenue elimination	(13.0)	(9.0)	(0.5)	(9.5)	(3.5)	36.8%

Unallocated Costs	(364.0)	(156.6)	(51.5)	(208.1)	(155.9)	N.M.

Combined Total
Net revenue	472.7	423.5	27.3	450.8	21.9	4.9%
EBITDA	(271.4)	(86.9)	(20.8)	(107.7)	(163.7)	N.M.

N.M. - percentage not meaningful.

Catalent Pharma Solutions

Condensed Statements of Earnings

(* unaudited, in millions)

	Successor		Predecessor	Combined
(in millions)	Fiscal Year Ended June 30, 2008	April 10, 2007 to June 30, 2007	July 1, 2006 to April 9, 2007	Fiscal Year Ended June 30, 2007	Increase /(Decrease)
					$	%
Net revenue	$1,828.0	$423.5	$1,280.2	$1,703.7	$124.3	7.3%
Cost of products sold	1,365.8	333.0	975.2	1,308.2	57.6	4.4%

Gross margin	462.2	90.5	305.0	395.5	66.7	16.9%
Selling, general and administrative expenses	328.4	75.5	235.3	310.8	17.6	5.7%
Impairment charges and (gain)/loss on sale of assets	357.6	(0.2)	—	(0.2)	357.8	N.M.
In- process research and development	—	112.4	(1.3)	111.1	(111.1)	N.M.
Restructuring and other special items	23.7	25.5	22.0	47.5	(23.8)	-50.1%

Operating earnings	(247.5)	(122.7)	49.0	(73.7)	(173.8)	N.M.
Interest expense, net	201.2	44.1	8.9	53.0	148.2	N.M.
Other expense, net	144.6	0.7	0.8	1.5	143.1	N.M.

(Loss)/earnings from continuing operations before income taxes and minority interest	(593.3)	(167.5)	39.3	(128.2)	(465.1)	N.M.
Income tax (benefit)/expense	(81.8)	(21.2)	(2.0)	(23.2)	(58.6)	N.M.
Minority interest expense, net of tax	3.5	0.7	3.9	4.6	(1.1)	-23.9%

(Loss)/earnings from continuing operations	(515.0)	(147.0)	37.4	(109.6)	(405.4)	N.M.
Loss from discontinued operations, net of tax	(24.7)	(3.3)	(12.5)	(15.8)	(8.9)	56.3%

Net (loss)/earnings	$(539.7)	$(150.3)	$24.9	$(125.4)	$(414.3)	N.M.

N.M. - percentage not meaningful.

Catalent Pharma Solutions Selected Segment Financial Data (unaudited, in millions)
	Successor		Predecessor	Combined
(in millions)	Fiscal Year Ended June 30, 2008	April 10, 2007 to June 30, 2007	July 1, 2006 to April 9, 2007	Fiscal Year Ended June 30, 2007	Increase /(Decrease)
					$	%
Oral Technologies
Net revenue	$1,039.0	$239.1	$704.2	$943.3	95.7	10.1%
Segment EBITDA	236.3	45.7	173.0	218.7	17.6	8.0%

Sterile Technologies
Net revenue	301.0	64.3	184.8	249.1	51.9	20.8%
Segment EBITDA	25.7	5.2	(1.7)	3.5	22.2	N.M.

Packaging Services
Net revenue	531.3	129.1	422.6	551.7	(20.4)	-3.7%
Segment EBITDA	61.9	18.8	63.1	81.9	(20.0)	-24.4%

Inter-segment revenue elimination	(43.3)	(9.0)	(31.4)	(40.4)	(2.9)	7.2%

Unallocated Costs	(557.5)	(156.6)	(112.5)	(269.1)	(288.4)	N.M.

Combined Total
Net revenue	1,828.0	423.5	1,280.2	1,703.7	124.3	7.3%
EBITDA	(233.6)	(86.9)	121.9	35.0	(268.6)	N.M.

N.M. - percentage not meaningful.

*	These condensed financial statements were derived from the Company’s audited financial statements.

Catalent Pharma Solutions

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(unaudited, in millions)

	Quarters Ended				Last Twelve Months	Quarter Ended	Last Twelve Months
	June 30, 2007 (Proforma)	September 30, 2007	December 31, 2007	March 31, 2008	March 31, 2008	June 30, 2008	June 30, 2008
Loss from continuing operations (1)	$(161.6)	$(33.1)	$(44.3)	$(71.1)	$(310.1)	$(366.5)	$(515.0)
Interest Expense, net	45.3	49.3	52.0	51.7	198.3	48.2	201.2
Income tax (benefit)/provision (1)	(31.0)	(37.9)	(27.7)	(26.4)	(123.0)	10.2	(81.8)
Depreciation and Amortization	39.6	40.7	41.6	43.0	164.9	36.7	162.0

EBITDA	$(107.7)	$19.0	$21.6	$(2.8)	$(69.9)	$(271.4)	$(233.6)

Equity Compensation	17.4	1.8	2.2	3.0	24.4	1.2	8.2
Impairment charges and (gain)/loss on sale of assets	1.0	0.4	—	—	1.4	357.2	357.6
Purchase accounting and special items	167.4	4.3	9.0	7.4	188.1	3.0	23.7
Other non-recurring/one time items	5.7	1.7	10.4	(2.6)	15.2	(1.7)	7.8
Unrealized fx loss (included in other, net) (1) (2)	—	44.9	33.9	72.1	150.9	8.6	159.5
Other adjustments	2.1	(0.3)	1.3	3.1	6.2	4.5	8.6
Sponsor monitoring fee	2.2	2.5	2.5	2.5	9.7	2.5	10.0
Disposition adjustments	1.3	(0.9)	2.7	(0.1)	3.0	0.2	1.9

Subtotal (1) (2)	89.4	73.4	83.6	82.6	329.0	104.1	343.7
Estimated cost savings					13.7		2.3

Adjusted EBITDA					$342.7		$346.0

(1)

On September 9, 2008, Catalent restated its results of operations for the non-cash unrealized foreign currency losses related to its euro-denominated notes and term loan, included in other expense, net. As a result, the first three fiscal quarters of 2008 were charged in the amount of $38.8 million, $23.2 million and $59.4 million, respectively.

(2)

During the quarters ended September 30, 2007 and December 31, 2007, Catalent did not exclude the unrealized foreign currency loss from the Adjusted EBITDA that is recorded within other expense, net in the consolidated statements of operations. The unrealized foreign currency loss should have been excluded per the definition in Catalent’s credit agreement. The realized foreign currency gain/(loss) continues to be included in the Adjusted EBITDA.

Catalent has adjusted the Adjusted EBITDA results for each of the twelve month periods ended September 30, 2007 and December 31, 2007 to reflect the exclusion of the unrealized foreign currency loss.

	Twelve Months Ended
	September 30, 2007	December 31, 2007	March 31, 2008	June 30, 2008
Previously Reported Adjusted EBITDA	$339.1	$338.9	$342.7	$346.0
(2) Unrealized foreign currency gain/loss adjustment	6.1	16.8	—	—

Revised Adjusted EBITDA	$345.2	$355.7	$342.7	$346.0

Catalent Pharma Solutions

Condensed Balance Sheets

(* unaudited, in millions)

	As of June 30, 2008	As of June 30, 2007
ASSETS

Current assets:
Cash and equivalents	$72.4	$82.7
Trade receivables, net	310.5	310.3
Inventories, net	214.3	218.9
Prepaid expenses and other	75.0	82.0
Assets held for sale from discontinued operations	1.5	82.3

Total current assets	673.7	776.2

Property and equipment, net	950.8	1,056.1

Other non-current assets, including intangible assets	1,881.8	2,030.0

Total assets	$3,506.3	$3,862.3

LIABILITIES and SHAREHOLDER’S EQUITY

Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$29.2	$36.4
Accounts payable	140.5	$114.6
Other accrued liabilities	166.2	174.5
Liabilities from discontinued operations	—	36.1

Total current liabilities	335.9	361.6

Long-term obligations, less current portion	2,382.3	2,275.6
Other non-current liabilities	199.2	314.5

Commitments and contingencies

Total shareholder’s equity	588.9	910.6

Total liabilities and shareholder’s equity	$3,506.3	$3,862.3

*	These condensed financial statements were derived from the Company’s audited financial statements.

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(* unaudited in millions)

	Successor		Predecessor
	Fiscal Year Ended June 30, 2008	For the Period April 10, 2007 to June 30, 2007	For the Period July 1, 2006 to April 9, 2007
Cash flows from operating activities
Net cash provided by operating activities from continuing operations	$83.7	$68.9	$191.4
Net cash used in by operating activities from discontinued operations	(7.0)	2.7	(13.4)

Net cash provided by operating activities	76.7	71.6	178.0

Cash flows from investing activities
Acquisition of subsidiaries, net of divestitures and cash acquired	—	(3,285.5)	10.7
Proceeds from sale of assets	0.7	—	8.1
Additions to property and equipment	(84.8)	(18.8)	(104.6)

Net cash used in investing activities from continuing operations	(84.1)	(3,304.3)	(85.8)
Net cash used in investing activities from discontinued operations	(3.3)	(1.1)	(8.9)

Net cash used in investing activities	(87.4)	(3,305.4)	(94.7)

Cash flows from financing activities
Net change in debt	(11.4)	2,297.3	(32.7)
Long term debt financing costs	(14.8)	(56.3)	—
Equity contribution	14.5	—	—
Issuance of common stock		1,048.9	—
Net transfers to Cardinal Health, Inc. and affiliates	—	—	(175.6)

Net cash used in financing activities from continuing operations	(11.7)	3,289.9	(208.3)
Net cash used in financing activities	(11.7)	3,289.9	(208.3)

Effect of foreign currency translation on cash	12.1	4.1	13.9

Net decrease in cash and equivalents	(10.3)	60.3	(111.1)

Cash and equivalents at beginning of period	82.7	22.5	133.6

Cash and equivalents at end of period	$72.4	$82.7	$22.5

*	These condensed financial statements were derived from the Company’s audited financial statements.